Exhibit 99.1

CB&I Reports 2004 Results; Record Revenue and New Business Taken; Backlog Up Nearly 50%

    THE WOODLANDS, Texas--(BUSINESS WIRE)--March 9, 2005--CB&I (NYSE:CBI) today reported net income of $65.9 million or $1.33 per diluted share for the year ended Dec. 31, 2004, compared with $66.0 million or $1.39 per diluted share for 2003. Net income for the fourth quarter of 2004 increased 32% to $24.8 million or $0.50 per diluted share, compared with $18.7 million or $0.39 per diluted share for the comparable 2003 period.
    For the year ended Dec. 31, 2004, new business taken increased 53% to a record $2.6 billion, compared with $1.7 billion in 2003. New business taken during the fourth quarter of 2004 surged to $1.4 billion, compared with $400 million in the year-earlier period.
Fourth quarter awards included a new LNG import terminal in Wales and an LNG expansion project in the eastern U.S., as well as a renewable energy project in the western U.S. Backlog at Dec. 31, 2004, increased 47% to $2.3 billion, compared with $1.6 billion at the end of 2003.
    "We are pleased to report that results exceeded expectations for the fourth quarter of 2004," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "For the year, substantial backlog going into 2004 led to record revenue as projects moved into the construction phase, and a second consecutive year of record sales means we have entered 2005 in an even stronger position. Our safety results have been excellent and our balance sheet is solid. We are pleased that our financial strength has allowed us to increase the return to CB&I's shareholders by means of our recently-announced stock split and dividend increase."
    Revenue in 2004 grew 18% to a record $1.9 billion, compared with $1.6 billion in 2003. Revenue for the fourth quarter of 2004 increased 21% to $572.7 million from $471.5 million in the fourth quarter of 2003. The increase in revenue year over year was attributable to the strong backlog going into 2004, and progress on significant projects in the North America and Europe, Africa, Middle East (EAME) segments. For the year, revenue grew 16% in the North America segment, due mainly to higher volumes of LNG and turnaround work in the U.S., and increased 54% in the EAME segment as a result of significant LNG projects under way in Nigeria and Russia and the inclusion of a full year of results from CB&I John Brown. Revenue declined 19% in the Asia Pacific segment, primarily due to the completion of significant projects in Australia, and 12% in the Central and South America segment, as a result of fewer new awards in certain Latin American markets.
    Income from operations in 2004 was $102.1 million, compared with $103.3 million in 2003. The decline was due to the impact of loss provisions taken in the second quarter for two projects, one in the EAME segment's Saudi Arabian region and the other in the North America segment. The decline was partially offset by higher revenue volume, cost savings generated by strong project execution, and higher coverage of fixed costs. Fourth quarter 2004 operating income increased 27% to $38.4 million from $30.2 million in the comparable 2003 period, primarily due to the combination of higher revenue and continued control of overhead and selling and administrative expenses.
    CB&I ended 2004 with cash and cash equivalents of $236.4 million, compared with $112.9 million at Dec. 31, 2003. Capital expenditures for 2004 were $17.4 million, compared with $31.3 million in 2003, which included $15.6 million for the completion of the Company's administrative offices in The Woodlands, Texas. CB&I had cash in excess of debt of $151.7 million at Dec. 31, 2004.
    "We believe CB&I is well positioned for 2005," Glenn added. "Our record backlog should continue to generate solid revenue performance, while growing international demand for LNG, clean fuels, and refinery modernization and upgrading projects is driving new business prospects. We are seeking to expand our ability to provide single-source solutions for complex process and technology projects anywhere in the world. We have confidence in our business model and anticipate continued growth in 2005."
    The Company is issuing the following guidance for new business taken, revenue and earnings per share (EPS) for 2005: new business taken is expected to be in a range of $2.2-$2.4 billion for full-year 2005; revenue is expected to be in a range of $425-$450 million for the first quarter and $2.0-$2.2 billion for full-year 2005; and EPS is expected to be in a range of $0.29-$0.31 (pre-split) for the first quarter and $1.80-$1.85 (pre-split) for full-year 2005.

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components, materials and labor; increased competition; fluctuating revenues resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry -- including but not limited to LNG and clean fuels projects -- demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; a downturn in the economy in general; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended December 31, 2003. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)

                          Three Months          Twelve Months
                         Ended Dec. 31,          Ended Dec. 31,
                         2004      2003        2004        2003

Revenue              $572,717  $471,536  $1,897,182  $1,612,277
Cost of revenue       506,404   415,503   1,694,871   1,415,715
                      -------   -------   ---------   ---------
 Gross profit          66,313    56,033     202,311     196,562
  % of Revenue          11.6%     11.9%       10.7%       12.2%

Selling and
 administrative
 expenses              27,693    25,371      98,503      93,506
  % of Revenue            4.8%     5.4%        5.2%        5.8%

Intangibles
 amortization             388       611       1,817       2,548

Other operating
 income, net             (148)     (103)       (88)      (2,833)
                      -------   -------   ---------   ---------
 Income from
  operations           38,380    30,154     102,079     103,341

 % of Revenue            6.7%      6.4%        5.4%        6.4%

Interest expense       (2,392)   (1,686)     (8,232)     (6,579)
Interest income         1,067       239       2,233       1,300
                      -------   -------   ---------   ---------
 Income before
  taxes and
  minority interest    37,055    28,707      96,080      98,062

Income tax expense    (11,806)   (8,740)    (31,284)    (29,713)
                      -------   -------   ---------   ---------
 Income before
  minority interest    25,249    19,967      64,796      68,349

Minority interest in
 (income) loss           (497)   (1,269)      1,124      (2,395)
                      -------   -------   ---------   ---------
  Net income         $ 24,752  $ 18,698  $   65,920  $   65,954
                      =======   =======   =========   =========

Net income per share
 Basic               $   0.51  $   0.40  $     1.38  $     1.46
 Diluted             $   0.50  $   0.39  $     1.33  $     1.39

Weighted average shares
 outstanding
  Basic                48,259    46,247      47,684      45,315
  Diluted              49,726    48,441      49,501      47,527

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                      SEGMENT INFORMATION
                         (in thousands)

                                 Three Months Ended
                             Dec. 31,           Dec. 31,
                                2004               2003

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  513,797    37%  $  246,269    62%
Europe/Africa/Middle East    800,662    59%     104,863    26%
Asia Pacific                  40,120     3%      32,258     8%
Central & South America       10,242     1%      16,756     4%
                             -------            -------
  Total                   $1,364,821         $  400,146
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America             $  367,240    64%  $  271,433    58%
Europe/Africa/Middle East    146,071    26%     100,535    21%
Asia Pacific                  36,369     6%      68,621    14%
Central & South America       23,037     4%      30,947     7%
                             -------            -------
  Total                   $  572,717         $  471,536
                             =======            =======

INCOME (LOSS) FROM                     % of               % of
 OPERATIONS                          Revenue            Revenue

North America             $   26,329    7.2% $   16,857    6.2%
Europe/Africa/Middle East      8,445    5.8%      8,790    8.7%
Asia Pacific                     807    2.2%       (302)  (0.4%)
Central & South America        2,799   12.2%      4,809   15.5%
                             -------            -------
  Total                   $   38,380    6.7% $   30,154    6.4%
                             =======            =======


                                Twelve Months Ended
                             Dec. 31,           Dec. 31,
                                2004               2003

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $1,448,055    55%  $1,105,369    65%
Europe/Africa/Middle East    962,299    37%     380,493    22%
Asia Pacific                 135,226     5%     147,238     9%
Central & South America       68,969     3%      75,110     4%
                           ---------          ---------
  Total                   $2,614,549         $1,708,210
                           =========          =========

REVENUE                                % of               % of
                                      Total              Total

North America             $1,130,096    60%  $  970,851    60%
Europe/Africa/Middle East    508,735    27%     329,947    20%
Asia Pacific                 175,883     9%     218,201    14%
Central & South America       82,468     4%      93,278     6%
                           ---------          ---------
  Total                   $1,897,182         $1,612,277
                           =========          =========

INCOME (LOSS) FROM                     % of               % of
 OPERATIONS                          Revenue            Revenue

North America             $   73,709    6.5% $   67,762    7.0%
Europe/Africa/Middle East     12,625    2.5%     17,384    5.3%
Asia Pacific                   4,445    2.5%      6,000    2.7%
Central & South America       11,300   13.7%     12,195   13.1%
                           ---------          ---------
  Total                   $  102,079    5.4% $  103,341    6.4%
                           =========          =========

(a) New business taken represents the value of new project
commitments received by the Company during a given period.
These commitments are included in backlog until work is
performed and revenue is recognized or until cancellation.
Backlog may also fluctuate with currency movements.
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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                        Dec. 31,       Dec. 31,
                                          2004           2003

ASSETS

Current assets                       $  685,279     $  512,427
Property and equipment, net             119,474        124,505
Goodwill and other intangibles, net     262,732        249,982
Other non-current assets                 35,233         45,448
                                      ---------      ---------

  Total assets                       $1,102,718     $  932,362
                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                  $  481,190     $  376,252
Long-term debt                           50,000         75,000
Other non-current liabilities           102,290         91,946
Shareholders' equity                    469,238        389,164
                                      ---------      ---------

  Total liabilities
  and shareholders' equity           $1,102,718    $  932,362
                                      =========      =========

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND OTHER FINANCIAL DATA
                         (in thousands)

                                             Twelve Months
                                             Ended Dec. 31,
                                          2004           2003
CASH FLOWS

Cash flows from operating activities  $ 132,769      $  90,366
Cash flows from investing activities    (26,051)      (102,030)
Cash flows from financing activities     16,754         22,046
                                        -------        -------

Increase in cash and cash
  equivalents                           123,472         10,382
Cash and cash equivalents,
  beginning of the year                 112,918        102,536
                                        -------        -------
Cash and cash equivalents,
  end of the year                     $ 236,390      $ 112,918
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense $  22,498      $  21,431
Capital expenditures                  $  17,430      $  31,286
(Increase)/decrease in receivables,
  net                                 $ (51,856)     $  10,614
Decrease/(increase) in contracts in
  progress, net                          45,306        (80,479)
Decrease/(increase) in non-current
  contract retentions                     5,619         (4,867)
Increase in accounts payable             37,104         49,048
                                        -------        -------
  Change in contract capital          $  36,173      $ (25,684)
                                        =======        =======

    CONTACT: CB&I
             Bruce Steimle, 832-513-1111 (Media)
              or
             Marty Spake, 832-513-1245 (Analysts)